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                                                                    Exhibit 10.1

                            DISTRIBUTORSHIP AGREEMENT

This Agreement, made and entered into to be effective as of the 1st day of January, 2002 by and between:

                  MILLIPORE CORPORATION
                  80 Ashby Road
                  Bedford. MA 01730

a corporation organized under the laws of the state of Massachusetts, hereinafter referred to as SUPPLIER; and

                  FISHER SCIENTIFIC COMPANY L.L.C.
                  2000 Park Lane
                  Pittsburgh, PA 15275

a limited liability company organized under the laws of the state of Delaware, hereinafter referred to as DISTRIBUTOR.

                               W I T N E S S E T H

WHEREAS, SUPPLIER and DISTRIBUTOR are parties to a Distribution Agreement, dated July 1, 1996, as amended, which expires by its terms on December 31, 2001, pursuant to which DISTRIBUTOR has purchased for resale products of SUPPLIER's Life Sciences Division and certain products of SUPPLIER's Bioprocess Division;

WHEREAS, SUPPLIER and DISTRIBUTOR wish to continue such business relationship under amended and restated terms; and

WHEREAS, the parties desire to enter into a distributorship agreement governing their relationship;

NOW, THEREFORE, in consideration of the mutual. terms and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   PRODUCT

     1.1 Products: The Products covered by this Agreement are certain products of SUPPLIER's Life Science Division and certain products of SUPPLIER's Bioprocess Division, as set forth on Exhibit A ("Products"), manufactured by or for SUPPLIER, and any improved or updated versions thereof. together with accessories, parts and components Supplier deems necessary for their maintenance and repair. Exhibit A may be amended from time to time by mutual consent of the parties.

     1.2 Similar or Related Products: SUPPLIER shall offer to DISTRIBUTOR in writing the right to distribute any new products with same or substantially similar application as the Products. For any period during which the arrangement between the parties for distribution of Products is semi-exclusive, DISTRIBUTOR shall accept distribution rights with respect to such new products, if at all, in writing, within sixty (60) days after SUPPLIER advises DISTRlBUTOR of the availability of such new products. In the event DISTRIBUTOR elects not to exercise such right as to all or any of the products so offered by SUPPLIER within such period, SUPPLIER may distribute any such rejected similar or related products to any third party. SUPPLIER may also offer to DISTRIBUTOR in writing the right to distribute any similar or related products of the Bioprocess Division. If such new product is a direct replacement or modification of a Product, the discount will be consistent with the discounts by product group of Exhibit A; otherwise the discount shall be mutually agreed upon by the parties.

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     1.3 Shelf Life: SUPPLIER represents and warrants that all Products with a limited shelf life have been so indicated on Exhibit A with the useful life of each Product stated in months from the date of manufacture.

     1.4 MSDS: SUPPLIER shall provide required Material Safety Data Sheets for each Product, if any, containing hazardous chemicals as required by Federal, state or local law.

2.   GRANT OF RIGHTS

     2.1 Distribution Rights: SUPPLIER hereby appoints DISTRIBUTOR and DISTRIBUTOR accepts the appointment as a distributor of the Products in the Territory during the term and pursuant to the provisions of this Agreement. DISTRIBUTOR shall be the sole distributor of the Products of SUPPLIER's Life Science Division, subject to the exceptions of Exhibit B.

     2.2 Territory: The territory in which the DISTRIBUTOR has such right to sell and distribute the Products shall be Canada, the United States and Puerto Rico. DISTRIBUTOR `s affiliate in Canada, Fisher Scientific Limited, may purchase Products for such distribution in Canada either directly from SUPPLIER or from DISTRIBUTOR. The Territory can be expanded only by mutual written agreement. Distributor is not authorized to resell Products to customers outside the Territory.

     2.3 SUPPLIER Distribution Rights: SUPPLIER reserves the right to sell the Products in the Territory directly to end users. Supplier also reserves the right to sell the Products through other intermediaries as provided in Exhibit B.

     2.4 Conversion of Distributorship to Non-exclusive: Distributor's limited exclusivity under Section 2.1 may be terminated by written notice from SUPPLIER to DISTRIBUTOR, given in the first calendar quarter of 2003, if sales by DISTRIBUTOR of Products in 2002 have not increased by 14% above sales by DISTRIBUTOR of Product for 2001. Similarly, DISTRIBUTOR' s exclusivity under
Section 2.1 may also be terminated by written notice from SUPPLIER to DISTRIBUTOR given in the first calendar quarter of 2004, if sales by DISTRIBUTOR of Products in 2003 have not increased by 14% above sales by DISTRIBUTOR of Products in 2002. If SUPPLIER terminates DISTRIBUTOR's exclusivity under this Paragraph 2.4, then DISTRIBUTOR and SUPPLIER shall each be relieved immediately of the obligations of the following sections of this Agreement:
4.1,4.3,4.4,4.5,4.6, 4.7 and 4.13.

3.   ORDERS; FORECASTS; SHIPPING; DELIVERY

     3.1 Orders: DISTRIBUTOR shall make purchases by submitting non-cancellable purchase orders to SUPPLIER. Such orders may, however, be cancelled by DISTRIBUTOR if overdue, unless for Products which have been specially made by SUPPLIER to DISTRIBUTOR's order. DISTRIBUTOR sha1l transmit routine order via Electronic Data Interchange, in conformity with past practices between the parties, or other electronic method as mutually agreed. The parties shall maintain, and quarterly update by mutual agreement, lists of Products which are to be ordered primarily for shipment to a DISTRIBUTOR stocking location ("Stocked Products") and/or lists of the remaining Products which are to be ordered primarily for shipment directly to DISTRIBUTOR's customer ("Direct Ship Products"). Each order for Stocked Products shall, unless otherwise agreed, designate a list of up to ten DISTRIBUTOR stocking locations, which DISTRIBUTOR shall maintain by periodic notice to SUPPLIER. The current list of such designated stocking location is attached as Exhibit C.

     3.2 Forecasts: DISTRIBUTOR shall provide on a monthly or quarterly basis, forecasts of DISTRIBUTOR' s customer demand for high moving Products and Fisher Scientific Limited shall provide periodic forecasts of its direct purchases. SUPPLIER acknowledges that such forecasts are non-binding estimates only, and not commitments to purchase particular Products or quantities.

     3.3 Shipping: SUPPLIER shall ship all Products F.O.B. origin, freight collect or otherwise charged to DISTRIBUTOR, in conformity with DISTRIBUTOR's routing guide, so long as such guide is also consistent with Supplier's practices; SUPPLIER shall ship Products to DISTRIBUTOR' s designated stocking location or to

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DISTRIBUTOR's customers, as designated on the order in conformity with
Paragraph 3.1, via a carrier selected by DISTRIBUTOR. Supplier will drop ship items designated as stocked at the Distributor's request for up to 75 times per quarter. After this quantity, Distributor is subject to a $50.00 fee for drop ship unless the item was back ordered. SUPPLIER shall not assess this charge without prior consultation about minimizing drop shipments of Stocked Products.

     3.4 Overstocked Inventory: To the extent, but only to the extent, SUPPL1ER has recommended in writing to DISTRIBUTOR that DISTRIBUTOR carry, for a specified period of time, a certain level of inventory with respect to one or more Products, and DISTRIBUTOR (having ordered the recommended or a lesser amount of inventory) upon review of the level of such inventory at the end of such period of time shall determine that it has excess inventory of such Product or Products, then DISTRIBUTOR shall notify the SUPPLIER in writing, describing such Products. SUPPLIER shall, at DISTRIBUTOR's election, either:

              (i) credit DISTRIBUTOR with the full purchase price paid by DISTRIBUTOR for each such Product upon return of the Product; or

              (ii) exchange, at SUPPLIER's expense, all such Products for Products which are selected by DISTRIBUTOR.

     3.5      Obsolete Inventory:

              (a) In the event that SUPPLIER determines to make a material change to the Specification of any Product or to release an improved or updated version of any Product it shall give DISTRlBUTOR ninety (90) days notice of any such proposed change or release; and

              (b) In the event SUPPLIER determines to discontinue or eliminate any Product from Exhibit A it shall give DISTRIBUTOR one hundred twenty (120) days notice of any such discontinuance or elimination.

In the event SUPPLIER shall have given DISTRIBUTOR less than such ninety (90) or one hundred and twenty (120) days of advanced notice respectively, or have given DISTRIBUTOR no advance notice, and the respective event shall make any Products owned by DISTRIBUTOR unsalable in DISTRIBUTOR's reasonable opinion then any such Products shall be repurchased from DISTRIBUTOR by SUPPLIER within thirty (30) days following DISTRIBUTOR's request therefor at the price paid for such Product(s) by DISTRIBUTOR. SUPPLIER shall additionally pay for return freight and related transportation and insurance charges for all such Products. Nothing contained in this Section 3.5 shall give SUPPLIER, so long as DISTRIBUTOR has maintained its semi-exclusive rights hereunder, the unilateral right to remove any Product from Exhibit A which it shall continue to market directly or otherwise.

     3.6 Shelf Life: SUPPLIER shall ship Products so that 85% of the shelf life described in Exhibit A will be remaining at the time of receipt at DISTRIBUTOR's warehouse, or at the customer's facility if drop shipped. SUPPLIER agrees to take back for full invoice credit plus shipping charges any dated Products shipped contrary to this provision.

     3.7 SUPPLIER shall ship Products for which it has received a purchase order according to the established shipping schedule (within 4 days of receipt of a stocking order) or next day in the case of a rush order, and shall provide prompt notice to DISTRIBUTOR in a mutually-agreed format of all order lines for which delivery in such time frame will not be made. SUPPLIER reserves the right to ship to DISTRIBUTOR direct from any of its overseas locations should it deem it advisable and in its best interests, provided that: (a) DISTRIBUTOR will not incur any more cost than if shipment had been made from Burlington, Massachusetts and (b) SUPPLIER shall use reasonable efforts to give DISTRIBUTOR at least ten days notice before converting particular Products to such direct shipment from overseas either on a temporary or permanent basis SUPPLIER will not be liable for any failure or delay in delivering Products ordered by DISTRIBUTOR based upon shortages of supply, whether caused by unanticipated demand or any other reason. In periods of short supply of any Product, SUPPLIER will

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allocate such Products to DISTRIBUTOR and SUPPLIER's other customers in a manner which SUPPLIER determines to be equitable under the circumstances.

     3.8 The administrative process regarding orders, forecasts, shipping, and delivery shall be reviewed annually by the parties to determine the most cost effective methods for both SUPPLIER and DISTRIBUTOR.

4.   SALES AND MARKETING COLLABORATION

     4.1 Co-marketing Plan: Subject to Paragraph 2.1, SUPPLIER and DISTRIBUTOR shal1 develop, on an annual basis, a jointly funded marketing and promotion plan. The funding for this plan will be a minimum of $300,OOO.

     4.2 Promotion: DISTRIBUTOR will make reasonable best efforts to market, sell and distribute the Products during the term.

     4.3 Preferred SUPPLIER Designation: SUPPLIER will be a "PLATINUM SUPPLIER" and shall maintain this designation throughout the tern of this Agreement. Should DISTRIBUTOR discontinue the PLATINUM SUPPLIER program, then SUPPLIER shall participate in a replacement to this program so that SUPPLIER `s Products in the aggregate (but not necessarily every Product) is accorded the treatment reserved for the products of DISTRIBUTOR's most preferred suppliers not affiliated with DISTRIBUTOR, Subject to Paragraph 2.1,. No other outside SUPPLIER will have more favorable designation than the SUPPLIER.

     4.4 National Sales Meeting Location: Millipore will have a prominent location at the Fisher National Sales Meeting and will be included in the Life Science Specialist pre-meeting.

     4.5 Catalog Placement: SUPPLIER will maintain a lead position in DISTRIBUTOR's biennial catalog relative to other outside suppliers (but not necessarily with respect to each category of products). ). So long as SUPPLIER purchases at least one equity ad page for a biennial catalog, DISTRIBUTOR shall provide one equity ad page for SUPPLIER's use without charge.

     4.6 Website: DISTRIBUTOR will maintain prominent, no charge, website coverage of SUPPLIER's Products. DISTRIBUTOR will maintain Product listings on the website. If DISTRIBUTOR's website technology is modified to enable advantageous weighting of particular products in the search results, then SUPPLIER's products will be weighted advantageously relative to other outside suppliers in at least the majority of the relevant product categories

     4.7 Training: SUPPLIER shall provide to DISTRIBUTOR's sales personnel, at DISTRIBUTOR's premises or such other location as the parties may agree, such training in the demonstration and use of the Products as may be reasonably requested by DISTRIBUTOR, and for such training purposes shall make available, at SUPPLIER's expense, all necessary instructors, training material and Products for demonstration. DISTRIBUTOR shall provide transportation and lodging expenses for DISTRIBUTOR personnel for the training of DISTRIBUTOR representatives by SUPPLIER. Distributor shall maintain a properly trained sales force and provide adequate incentives to the sales force to sell the Products.

     4.8 Technical Support: SUPPLIER shall provide adequate technical support to DISTRIBUTOR's sales personnel and customers. SUPPLIER shall provide at its own expense a toll free long distance telephone service for sales and customer support.

     4.9 Literature: SUPPLIER shall provide, at its expense, reasonable quantities of such instruction manuals and point of sale literature as may, from time to time, be requested by DISTRIBUTOR for use in connection with the marketing, sale and distribution of the Products. Subject to DISTRIBUTOR's prior written approval, DISTRIBUTOR's name and ordering information may be incorporated in SUPPLIER's advertising literature intended for distribution by DISTRIBUTOR's sales representatives. The costs of such literature for SUPPLIER's Products and containing DISTRIBUTOR' s name and ordering information shall be shared as part of

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the jointly funded marketing and promotion plan of Paragraph 4.1; to the extent that particular literature is prepared that exceeds the annual plan of Paragraph 4.1, the cost shall be shared 50/50 unless the parties otherwise agree. If requested to do so by DISTRIBUTOR, SUPPLIER shall furnish DISTRIBUTOR with suitable copy and photographs for use by DISTRIBUTOR in cataloging the Products.

     4.10 Samples: SUPPLIER shall provide DISTRIBUTOR with reasonable quantities Product samples during the term of this Agreement to assist DISTRIBUTOR with its marketing and sales efforts relative to the Products.

     4.11 Merchandising: SUPPLIER shall promote Products through DISTRIBUTOR's merchandising publications, including Lab Reporter and BIOTRACK, on a periodic basis at the rates charged for such publications by DISTRIBUTOR to its focus suppliers. SUPPLIER shall make incentive programs available to DISTRIBUTOR's customers for the purchase of certain Products on a periodic basis, with each promotion to be proposed in advance by SUPPLIER to DISTRIBUTOR and approved by DISTRIBUTOR before disclosure to customers.

     4.12 Sales Programs: SUPPLIER shall participate in DISTRIBUTOR's sales promotional programs as a focus supplier on terms to be mutually agreed each year.

     4.13 SUPPLIER Field Representation: SUPPLIER's field sales representatives shall work together with DISTRIBUTOR's sales representatives to promote the sale of Products through DISTRIBUTOR. SUPPLIER shall compensate its field sales representatives on sales made by DISTRIBUTOR in a manner that is substantially equivalent to the compensation those representatives would have made if SUPPLIER had made the sale to the customer directly. DISTRIBUTOR shall provide to SUPPLIER, at no charge weekly electronic files of the sales in the current format of Product sales-at-cost by zip code.

5.   PRICE AND PAYMENT TERMS

     5.1 Price: SUPPLIER shall supply and ship Product at the prices and discounts from SUPPLIER's list prices as shown in the electronic file transmitted by SUPPLIER to DISTRIBUTOR on Exhibit A until December 31, 2002 ("Firm Price Period"). DISTRIBUTOR's costs may be reduced by SUPPLIER, but may be increased only according to the terms hereof. In no event shall SUPPLIER decrease any discount to DISTRIBUTOR without DISTRIBUTOR's prior written consent.

     5.2 Price Increases: After the expiration of the Firm Price Period, prices may be increased no more than once in any contract year to be effective January 1 of the next following calendar year. SUPPLIER shall transmit proposed new list prices and DISTRIBUTOR cost prices to DISTRIBUTOR in a mutually agreed electronic format at least one hundred twenty (120) days prior to the effective date of any DISTRIBUTOR cost increase. In addition, in situations where SUPPLIER can demonstrate to DISTRIBUTOR's reasonable satisfaction that SUPPLIER's costs to produce or obtain a Product have increased due to circumstances beyond SUPPLIER's control by more than five percent (5%), then SUPPLIER may increase DISTRIBUTOR's cost for the affected Product on sixty (60) day prior written notice by an amount not to exceed the amount of SUPPLIER's cost increase. The parties shall promptly confer during the first thirty (30) days of such sixty
(60) day notice period to resolve any disagreements about the amount of the cost increase. Shipments shall be billed at the price in effect at time of order placement.

           Notice of price changes shall be sent to:
                   Strategic Merchandising
                   Fisher Scientific
                   2000 Park Lane
                   Pittsburgh, PA 15275

           In addition, price changes affecting Canada shall be sent to:
                   Purchasing Department
                   Fisher Scientific Ltd.

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                  112 Colonnade Road
                  Nepean, Ontalio, Canada K2E 7L6

     5.3 Payment Terms: Payment terms shall be 2% - ten days, net 45 days from the date of receipt of an invoice. DISTRIBUTOR shall not be in breach of this Agreement unless payment from the DISTRIBUTOR is more than thirty (30) days overdue.

     5.4 Resale: DISTRIBUTOR shall be entitled to resell Products on such terms as it may, in its sole discretion, determine, including without limitation price, returns, credit and discounts.

     5.5 Special Pricing: If DISTRIBUTOR reasonably determines that it is entitled to special pricing, it shall request the same from SUPPLIER stating the reasons therefore, and SUPPLIER shall in its discretion determine whether or not such special pricing is, in all the circumstances, appropriate.

     5.6 Information-Exchange: All price changes and additions of new products accepted by DISTRIBUTOR shall be transmitted to DISTRIBUTOR in an electronic format acceptable to DISTRIBUTOR. In addition, SUPPLIER and DISTRIBUTOR shall continue employing full Electronic Data Interchange (EDI) for purchase orders and invoices and shall explore the use of full EDI or other electronic formats for advance ship notices and other relevant transactions.

6.   VOLUME GROWTH AND REBATES

     6.1 Rebate Amounts: For Sales-at-Cost (SAC) of PRODUCTS by DISTRIBUTOR in the United States and by affiliate in Canada, SUPPLIER shall pay DISTRIBUTOR, so long as the growth from the prior year is equal to or greater than the threshold rebate growth rate ("Threshold Rate"), as described below, (or its Canadian affiliate) a rebate calculated from the total purchases which is:

           0.5% of purchases if achievement was equal to or greater than the Threshold Rate but less than 2% higher than the Threshold Rate,

           .75% of purchases if achievement was at least 2% higher than the Threshold Rate but less than 4% higher than the Threshold Rate, and

           1.0% of purchases if achievement was at least 4% higher than the Threshold Rate but less than 6% higher than the Threshold Rate, and

           2.0% of purchases if achievement was at least 6% higher than the Threshold Rate but less than 8% higher than the Threshold Rate, and

           3.0% of purchases if achievement was at least 8% higher than the Threshold Rate.

The parties shall meet at the end of each calendar year to determine and mutually agree upon the Threshold Rate for the following year. The Threshold Rate shall be based on Supplier's expectations for its Life Science Division, business conditions, and new product introductions (if any). The Threshold Rate for each year shall be memorialized in document which shall be executed by both parties. The Threshold Rate for 2002 shall be 17%.

In addition, the parties shall for each calendar year of the term identify particular groups of focus Products and establish rebate programs based upon DISTRIBUTOR achieving a designated Sales-At-Cost target for each such group of focus Products or achieving a designated percentage growth in Sales-At-Cost for each such group of focus Products.

7.   PACKAGING

     7.1 Packaging: SUPPLIER shall supply Products in packaging configurations corresponding to SUPPLIER's current configurations as it may be amended from time to time. DISTRIBUTOR agrees to use SUPPLIER's catalog numbers with respect to all the Products. DISTRIBUTOR shall not repackage the Products unless written consent is granted from the Supplier.

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     7.2   Bar Coding: At DISTRIBUTOR's request, and with DISTRIBUTOR's assistance SUPPLIER agrees to use its reasonable best efforts to bar code the Products in a manner acceptable to the DISTRIBUTOR.

     7.3 Lot Numbers and Expiration Date: DISTRIBUTOR agrees to accept SUPPLIER's methodology for designating and displaying lot numbers and expiration dates, if any.

8.   TERM AND TERMINATION

     8.1 Term: The initial term of this Agreement shall be from January 1, 2002 through December 31, 2004.

     8.2 Termination: Notwithstanding the foregoing, this Agreement may be terminated for cause at any time as follows:

           (i) In the event of default or material breach of the terms of this Agreement by either party, written notice thereof may be given to the defaulting party. Thereafter, the defaulting party shall have thirty (30) days to cure said breach. In the event that said breach has not been cured within said thirty (30) day period, the non-defaulting party may terminate this Agreement on or within a reasonable period after the expiration of the cure period.

           (ii) In the event of nationalization, expropriation, liquidation or bankruptcy of, or an assignment for the benefit of creditors or insolvency of either party.

9.   PROCEDURES ON TERMINATION

     9.1 Procedures: On the termination of this Agreement, except for cause pursuant to Section 8.2(ii), SUPPLIER shall continue to honor DISTRIBUTOR's orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, provided such orders are no greater than ten percent (10%) above the quantities established during the sixty (60) days prior to the date of the notice of termination, and DISTRIBUTOR shall pay for all such Products on the terms and conditions (including price) of this Agreement.

     9.2 Survival: The rights and duties of each party under this Agreement and the Exhibits hereto in respect of performance prior to termination shall. survive and be enforceable in accordance with the terms of this Agreement.

     9.3 Existing Inventory: Within fifteen (15) days following termination or non- renewal of this Agreement, DISTRIBUTOR may and, at SUPPLIER's request shall, disclose to SUPPLIER in confidence the amounts of inventory that DISTRIBUTOR and/or its Canadian affiliate hold of each Product. The parties shall then negotiate in good faith concerning what portion, if any, of that inventory DISTRIBUTOR and/or its Canadian affiliate shall return to SUPPLIER for credit, giving due consideration to the salability of the returned inventory by SUPPLIER relative to its inventory levels and production plans and to the amounts projected to be needed by DISTRIBUTOR's customers for various Products in the ninety (90) day period after termination or non-renewal relative to the amounts of such-Products in DISTRIBUTOR's inventory. Once agreement is reached, DISTRIBUTOR and/or its Canadian affiliate shall deliver the designated amounts of product to SUPPLIER, F.O.B. origin, freight collect and shall be reimbursed by SUPPLIER within ten (10) days at DISTRIBUTOR's current cost for each product. SUPPLIER shall not be obligated, under the Paragraph, to take back inventory in excess of ten percent (10%) of the prior year's purchases by DISTRIBUTOR and its Canadian subsidiary, measured at cost to DISTRIBUTOR.

10.  WARRANTIES, INDEMNITY, RECALL. AND INSURANCE

     10.1 Warranties: In addition to the warranties of SUPPLIER set forth in the Continuing Guaranty which is attached hereto as Exhibit C, SUPPLIER warrants that the Products will conform to the specifications set forth in SUPPLIER's product literature and Exhibit A; that they will comply and be manufactured, packaged, sterilized (if

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applicable), labeled and shipped by SUPPLIER in compliance with all applicable federal, state and local laws, orders, regulations and standards. SUPPLIER warrants the products to DISTRIBUTOR's customers against defects in materials and workmanship when used in accordance with the applicable instructions for a period of one (1) year from the date of shipment of the Products. SUPPLIER MAKES NO OTHER END USER WARRANTY, EXPRESS OR IMPLIED. THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The warranty provided herein and the data, specifications and descriptions of SUPPLIER Products appearing in SUPPLIER's published catalogs and product literature may not be altered except by express written agreement signed by an officer of SUPPLIER. Representations, oral or written, which are inconsistent with this warranty or such publications are not authorized. In the event of a breach of the foregoing warranty, SUPPLIER asserts that its sole obligation to the end user shall be to repair or replace, at its option, any Product or part thereof that proves defective in materials or workmanship within the warranty period, provided the customer notifies SUPPLIER or DISTRIBUTOR promptly of such defect. If after exercising reasonable efforts, Millipore is unable to repair or replace the product or part, then Millipore shall refund to the end user all monies paid for such product or part. SUPPLIER disclaims liability for special, direct, indirect, incidental or consequential damages resulting from economic loss or property damages of any nature (including without limitation, loss of property, goodwill, reverse or disruption of any person's business or operations as appropriate) sustained by any customer from the use of its Products. SUPPLIER shall include notice of the foregoing Product Warranty and limitation of liability, together with notice that oral or written representations inconsistent with such Warranty are unauthorized and should not be relied upon, in product literature directed primarily or exclusive to products; DISTRIBUTOR shall cooperate in such inclusion to the extent that DISTRIBUTOR controls the preparation of such literature, or contacts with subdistributors or resellers.

     10.2 Product Improvement Reports: SUPPLIER shall promptly respond to all Product Improvement Reports (PIR) submitted by DISTRIBUTOR, and take all necessary and appropriate corrective action.

     10.3 Continuing Guaranty: SUPPLIER sha11 execute and abide by the terms of DISTRIBUTOR's Continuing Guaranty, a copy of which is attached hereto as Exhibit D and incorporated herein by reference. The terms and provisions of the Continuing Guaranty shall survive the termination of this Agreement, but to the extent any of the terms of the Continuing Guaranty are in conflict, or are inconsistent with the terms of this Agreement, the terms and conditions hereof shall prevail.

     10.4 Insurance: SUPPLIER has provided DISTRIBUTOR with a Certificate of Insurance which meets the requirements of paragraph D of the Continuing Guaranty. SUPPLIER shall provide DISTRIBUTOR with renewal insurance certificates in the form mandated by paragraph D of The Continuing Guaranty during the term of this Agreement, upon request therefore by DISTRIBUTOR.

     10.5 Recall: In the event of a Product failure confirmed by SUPPLIER, or a recall required by a government agency or requested by SUPPLIER, SUPPLIER agrees to pay the costs of any mailing it makes as well as return freight costs. SUPPLIER will also bear the costs of supplying replacement Products, including products already delivered to DISTRIBUTOR's customers. All other costs will be for the account of DISTRIBUTOR. In addition, SUPPLIER shall notify DISTRIBUTOR immediately in writing should SUPPLIER become aware of any defect or condition which may render any of the products in violation of any statute or regulation, or which in any way alters the specifications or quality of the Products.

11.  TRADEMARKS

     11.1 Trademarks and Trade Names: SUPPLIER recognizes that DISTRIBUTOR is the owner of the trademarks and trade names connoting DISTRIBUTOR or DISTRIBUTOR products which it may elect to use in the promotion and sale of the Products. Nonetheless DISTRIBUTOR acknowledges that SUPPLIER may use such trademarks and trade names in connection with the advice to SUPPLIER's existing and proposed customers of the existence of and the limited exclusive distribution status created by this Agreement.

     11.2 Trademark License: SUPPLIER hereby grants to DISTRIBUTOR the royalty-free right to use SUPPLIER's trademarks on SUPPLIER's Products during the term of this Agreement, it being expressly

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understood that if DISTRIBUTOR uses SUPPLIER's trademarks in connection with
SUPPLIER's Products which are the subject of this Agreement, DISTRIBUTOR must use them properly (and DISTRIBUTOR shall not delete, alter, deface or conceal any trademark, trade name, logo, or copyright notice appearing on any Products or containers or related documents); and DISTRIBUTOR shall discontinue the use of such trademarks in any new published material following the termination hereof. Following the termination of this Agreement, SUPPLIER grants DISTRIBUTOR the right to continue to use for a reasonable period of time not to exceed one hundred eighty ( 180) days its trademarks in connection with sale or service of Products purchased by DISTRIBUTOR during the term of this Agreement. DISTRIBUTOR disclaims any rights to SUPPLIER' s trademarks other than the said license. DISTRIBUTOR agrees that it will display SUPPLIER's trademark in such a manner so as it shall appear prominently and be readily read. Any proposed usage of SUPPLIER's trademarks created by DISTRIBUTOR or its agents shall be subject to prior review and approval by SUPPLIER for compliance with SUPPLIER' s corporate identity manual, a copy of which has been provided to DISTRIBUTOR.

12.  CONFIDENTIALITY

     12.1 Confidentiality: The parties expressly agree to hold as confidential ("Confidential Information") any information which is designated in writing by the disclosing Party as confidential, provided such information is clearly marked as confidential, and the disclosing Party obtains a signed receipt or agreement from the receiving Party acknowledging that such information is confidential. In the event Confidential Information is exchanged according to these guidelines, such information will be retained by the other Party in confidence for a period of two (2) years following the termination of this Agreement; the transmittal of such information is and shall be upon the express condition that the inforn1ation is to be used solely to effectuate this Agreement; and the receiving party shall not use, publish or disclose said information, in whole or in part, for any purpose other than that stated herein. SUPPLIER expressly acknowledges and agrees that DISTRIBUTOR's customer names, address and key contacts are and shall be the Confidential Information of DISTRIBUTOR. Notwithstanding the foregoing, the above restrictions on disclosure and use shall not apply to any information which the party can show by written evidence, was known to it at the time of receipt, or which may be obtained from third Parties who are not bound by a confidentiality agreement, or which is in the public domain. Information disclosed previously to DISTRIBUTOR's counsel as describe in Exhibit B shall be used for purposes of monitoring the specified exceptions to the exclusivity of Section 2.1; and DISTRIBUTOR shall use reasonable efforts to limit the dissemination of such information on a need-to-know basis. Similarly, information on monthly amounts of DISTRIBUTOR's Product sales-at-cost disclosed pursuant to Section 4.7 or otherwise shall be disclosed to employees of SUPPLIER on a need-to-know basis.

     12.2 Announcements: Neither Party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that the other party agree, in writing.

     12.3 Non-Solicitation of Employees: SUPPLIER's Life Science Division and DISTRIBUTOR shall not, during the term of this Agreement or for a period of twelve months after its expiration or termination, hire, solicit for employment or retain as a consultant any person who is, or within the prior six months had been an employee of or consultant to the other, except with the prior written consent of the other.

13.  MISCELLANEOUS

     13.1 Force Majeure: The obligations of either party to perform under this Agreement shall be excused during each period of delay if such delay arises from any cause or causes which are reasonably beyond the control of the party obligated to perform, including, but not limited to, the following: acts of God, acts or omissions of any government, or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrumentality thereof; fire, storm, flood, earthquake, insurrection, riot, invasion or strikes. The affected party shall use its best efforts to remedy the effects of such force majeure. Any force majeure shall not excuse performance by the party, but shall postpone performance, unless such force majeure continues for a period in excess of ninety (90) days. In such event, the party seeking performance may cancel its obligations hereunder.

     13.2 Dispute Resolution: Any and all disputes arising under, out of or in connection with this Agreement other than those relating to Section 13.3 hereof shall be mediated by the alternative dispute resolution procedures specified in this Section 13.2 ("ADR") only after such dispute has been presented to a panel composed of two members of senior management from each Party (the "Panel") and the Panel either (i) determines that such dispute cannot be resolved by the Parties or (ii) has not taken action for a period of sixty (60) days after such dispute has been presented to the Panel. Each Party agrees to pursue ADR in good faith and not to commence any suit or other proceeding or to pursue any other remedies at law or in equity prior to the conclusion of the ADR. Each Party agrees to share all costs of conducting ADR. All conduct, statements, promises, offers, views and opinions, whether oral or written, and in the course of ADR by either of the Parties, are confidential, shall, in addition and where appropriate, be deemed to be work product and privileged, and shall not be discoverable or admissible for any purpose in any lawsuit arising out of this Agreement. Upon written notice from either Party invoking ADR, each Party shall designate in writing an individual who shall have authority to settle the dispute on its behalf. The authorized individuals shall be generally familiar with the industries in which the Parties operate and shall make such investigation as they deem appropriate and shall thereafter promptly commence discussions concerning resolution of the dispute. If the dispute has not been resolved within thirty (30) days thereafter, it shall be submitted to a neutral Party in Washington, DC (the "Neutral") designated by CPR Institute for Dispute Resolution to act as a neutral party to conduct the ADR in accordance with this
Section 13.2. One week prior to the first scheduled session of ADR, each Party shall deliver to the Neutral and to the other Party a concise written summary of its views on the matter in dispute. In addition to the authorized representative, each party may bring such additional persons as reasonably needed to respond to questions; contribute information and participate in negotiations. ADR may be conducted by means of both joint meetings and separate private caucuses of each party with Neutral. The Neutral: (i) shall provide his or her opinion to both Parties on the probably outcome should the matter ,be litigated, and (ii) shall make one or more recommendations as to the terms of a possible settlement. The Neutral shall base his or her opinions and recommendations on information available to both Parties, excluding such information as may be disclosed to the Neutral by the parties in confidence. While the opinions and recommendations of the Neutral shall not be binding on the Parties, the Parties agree to give good faith consideration to the Neutral's views. After they have received the Neutral's views, the Parties agree to negotiate in good faith to resolve the dispute with the Neutral acting as a mediator. Each Party agrees to participate in ADR to its conclusion, as designated by the Neutral, and not to initiate legal proceedings seeking a resolution to the matters in dispute until the earlier of (a) six (6) months from the commencement of proceedings or (b) ten (10) days after conclusion of proceedings. In the event that the dispute relates to a matter upon which a third party has brought a claim against DISTRIBUTOR or SUPPLIER, the foregoing obligation not to initiate legal proceedings shall not preclude the filing of third party complaints, cross-claims or similar pleadings by one Party to this Agreement against the other in a civil action brought by the third party at a time reasonably determined by the Party filing such a pleading to be required to preserve its rights under the applicable procedural and substantive law. The filing Party shall make reasonable effort to notify the other Party in advance concerning the proposed pleading and the basis for its determination that timely filing of such proposed pleading is required to preserve rights.

     13.3  Indemnification

           (a) General: In the event of a claim by an unaffiliated third party against either Party to this Agreement or its affiliates or past, present and future officers, directors, shareholders, partners, employees, lawyers, representative or agents (collectively, the "indemnified Party"), based upon an actual breach by the other Party (the "Indemnifying Party") of any of its warranties or obligations under this Agreement (including Exhibit D) ("Third Party Claim"), the Indemnifying Party shall indemnify, defend and hold the Indemnified Party harmless against all losses, costs, damages, and expenses (including reasonable attorneys fees, expert witness fees and expenses) incurred as a result of such Third Party Claim.

     (b) Notice of Claims: The Indemnified Party shall provide the Indemnifying Party with prompt notice of the assertion of any Third Party Claim, including the commencement of any suit, action or proceeding, for which indemnity hereunder is sought, specifying with reasonable particularity the basis therefore. The Indemnified Party shall also provide all information related to such Third Party Claim as the Indemnifying Party may reasonably request.

     (c) Assumption of Defense: Promptly after receipt of a notice of a Third Party Claim, the Party asserted to be the Indemnifying Party shall either: (i) deny it is required to provide indemnification under the terms of this Agreement, or (ii) agree that the Indemnified Party is entitled to indemnification under the terms of this Agreement and, at the discretion and expense of the Indemnifying party, assume responsibility for the defense of the Third party Claim. The Indemnified Party shall have the right (but not the duty) to participate in such defense, employing separate counsel retained at the Indemnified Party's expense. Whether or not it employs separate counsel, the Indemnified Party agrees that it will cooperate fully with the Indemnifying Party in the defense of the Third Party Claim.

     (d) Settlement or Compromise: If, after receipt of a notice of a Third party Claim, the Party asserting to be the Indemnifying Party, agrees that the Indemnified Party is entitled to indemnification under the terms of this Agreement, the Indemnifying party will have the sole authority, at its expense, to enter into any compromise or settlement of the Third Party Claim which shall be binding upon the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction; provided, however, that no settlement or compromise involving any restriction on the Indemnified Party's future action or continuing obligation by the Indemnified Party shall be binding upon it without its prior written consent.

     (e) Denial of Indemnification: If, after receipt of a notice of a Third Party Claim, the Party asserted to be the Indeml1ifyjng party denies that it is required to provide indemnification under the terms of this Agreement, the Party providing such notice shall treat the denial as a dispute subject to resolution under paragraph 13.2 of this Agreement.

     13.4 Assignment: This Agreement shall not be transferable by either party by assignment or by operation of law without the prior written consent of the other not to be unreasonably withheld or delayed. Any purported transfer in violation of this provision shall be void and constitute a breach of this Agreement.

     13.5 Notices: Any notice required by this Agreement shall be in writing and shall be deemed sufficient if given personally or by registered or certified mail, postage prepaid, or by any nationally recognized ovemight delivery service, addressed to the party to be notified at the address set forth in the initial paragraph of this Agreement. Either party may, by notice to the other, change its address for receiving such notices. DISTRIBUTOR shall also send a copy addressed to the legal department of SUPPLIER.

     13.6 Entire Agreement: This Agreement, including exhibits, constitutes the entire agreement between the parties relating to the subject matter hereof and cancels and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

     13.7 Existing Ob1igations: SUPPLIER warrants that the terms of this Agreement do not violate any existing obligations or contracts of SUPPLIER. SUPPLIER shall protect, defend, indemnify, and hold harmless DISTRIBUTOR from and against any claims, demands, liabilities or actions which are hereafter made or brought against DISTRIBUTOR and which allege any such violation.

     13.8 Governing Laws: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it.

     13.9 Relationship of the Parties: The parties are independent contractors. This Agreement does not constitute a partnership or either Party as the franchisee, agent or legal representative of the other for any purpose and neither party has the authority to act for, bind or make commitment on behalf of the other.

     13.10 Failure to Enforce: Either party's failure to enforce any provision of this Agreement will not be deemed a waiver of that provision or the Party's right to enforce the provision in the future.

     13.11 Amendments: Except as otherwise specifically provided in this Agreement, no amendment, modification or waiver of the terms of this Agreement will be binding on either Party unless reduced to writing and signed by an authorized officer to the party to be bound. In ordering and delivering Products, the Parties may employ standard form or other documents, but no additional terms which may appear on the face or reverse side of any such document will apply to, or be construed to modify or amend the terms of this Agreement.

     13.12 Headings: The headings in this Agreement have been included solely for reference and are to have no force and effect in interpreting the provisions of this Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

                                MILLIPORE CORPORATION

                                _______________________________

                                By:     /s/ W. C. Emhiser
                                Title:  President, Life Sciences Division
                                Date:   3/25/02

                                FISHER SCIENTIFIC COMPANY L.L.C.

                                By:     /s/ J. Bradley Mahood
                                Title:  Vice President, Strategic Merchandising
                                Date:   3/15/02

ATTACHMENTS

      Exhibit A - Summary of Products

      Exhibit B - Exceptions to Exclusivity

      Exhibit C - Current List Of Destinations - SUPPLIER' s Shipment Of Stocked
                  Products

      Exhibit D - Continuing Guarantee